                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A

                                AMENDMENT NO. 3

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              SITESTAR CORPORATION

                -------------------------------------------------

                                (NAME OF ISSUER)

                                  COMMON STOCK

                -------------------------------------------------

                           (TITLE CLASS OF SECURITIES)

                                    82980W101

                -------------------------------------------------

                                 (CUSIP NUMBER)

                -------------------------------------------------

             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

CHECK THE  APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE

IS FILED:

                           (X)  RULE 13D-1(B)

                           ( )  RULE 13D-1(C)

                           ( )  RULE 13D-1(D)

*THE  REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING  PERSON'S

INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND

FOR ANY  SUBSEQUENT  AMENDMENT  CONTAINING  INFORMATION  WHICH  WOULD  ALTER THE

DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED

TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE  SECURITIES  EXCHANGE  ACT OF

1934 ("ACT") OR OTHERWISE  SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT

BUT  SHALL BE  SUBJECT  TO ALL OTHER  PROVISIONS  OF THE ACT  (HOWEVER,  SEE THE

NOTES).

CUSIP NO. 82980W101          13G/A       PAGE 2 OF 5 PAGES

1.  NAME OF REPORTING PERSON

    S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON

    CLINTON J. SALLEE           000-00-0000

--------------------------------------------------------------------------------

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

    NOT APPLICABLE                               A __

                                                 B __

--------------------------------------------------------------------------------

3.  SEC USE ONLY

--------------------------------------------------------------------------------

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    USA

--------------------------------------------------------------------------------

NUMBER OF      5.   SOLE VOTING POWER

   SHARES           0 SHARES

               -----------------------------------------------------------------

BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY

               -----------------------------------------------------------------

    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0 SHARES

               -----------------------------------------------------------------

   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH

               -----------------------------------------------------------------

9. AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          17,675,010 SHARES

--------------------------------------------------------------------------------

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN

    SHARES*

          NOT APPLICABLE

--------------------------------------------------------------------------------

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0%

--------------------------------------------------------------------------------

12.  TYPE OF REPORTING PERSON*

           oo

--------------------------------------------------------------------------------

                         SCHEDULE 13G/A        PAGE 3 OF 5 PAGES

ITEM 1.

         (A)  NAME OF ISSUER

              SITESTAR CORPORATION

         (B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  7109 TIMBERLAND ROAD

                  LYNCHBURG, VA  24502

ITEM 2.

         (A)  NAME OF PERSON FILING

              CLINTON J. SALLEE

          (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,

               RESIDENCE

                  15303 Ventura Boulevard, Suite 1510

                  Sherman Oaks,   California  91403

          (C)  CITIZENSHIP

                    USA

         (D)  TITLE OF CLASS OF SECURITIES

                  COMMON STOCK

         (E) CUSIP NUMBER

                  82980W101

ITEM 3. IF THIS STATEMENT IS FILED  PURSUANT TO RULE  13D-1(B),  OR

                  13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                  NON APPLICABLE

SC 13G/A                                             PAGE 4 OF 5 PAGES

ITEM 4. OWNERSHIP

         (A)  AMOUNT BENEFICIALLY OWNED

               0 SHARES

         (B)  PERCENT OF CLASS

               0%

         (C)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                  (I)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE

                            0 SHARES

                  (II)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE

                  (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                            0 SHARES

                  (IV)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS   [X]

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER

          PERSON.

          NOT APPLICABLE

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH

         ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT

             HOLDING COMPANY

          NOT APPLICABLE

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

          NOT APPLICABLE

SC 13G/A                                      PAGE 5 OF 5 PAGES

ITEM 10.  CERTIFICATION

          THE  FOLLOWING  CERTIFICATION  SHALL BE INCLUDED IF THE  STATEMENT  IS

          FILED PURSUANT TO RULE 13D-1(B):

          BY  SIGNING  BELOW I CERTIFY  THAT,  TO THE BEST OF MY  KNOWLEDGE  AND

BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF

BUSINESS  AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF

CHANGING OR  INFLUENCING  THE CONTROL OF THE ISSUER OF SUCH  SECURITIES AND WERE

NOT ACQUIRED IN CONNECTION  WITH OR AS A PARTICIPANT IN ANY  TRANSACTION  HAVING

SUCH PURPOSES OR EFFECT.

                         SIGNATURE

February 14, 2003

                  /s/ Clinton J. Sallee

                  -----------------------------

                  Clinton J. Sallee